Document Code: CMBC0HT031 (Corporate 2007)

Contract of Integrated Credit Line
(Applicable to corporate)

Code: Gong Shou Xin Zi 99212011294592

Prepared by: China Minsheng Banking Inc.

Contract of Integrated Credit Line
Credit Line Applicant: Tianjin Seashore New District Shisheng Business Trading Group Co., Ltd (hereafter referred to as “Party A”)
Address: Suite 11-102, 9 Tengfei Road, Tianjin Economic & Technology Development Zone
Post code:
Legal representative: Cheng Weihong
Telephone: 27117398
Fax:
Deposit bank: Tianjin Haihe Branch of Minsheng Bank
Account number: 2106014170001753

Credit Line granted by: Tianjin Branch of China Minsheng Banking Inc. (hereafter referred to as “Party B”)
Address: Xinda Plaza, 188 Jiefang Beilu Road, Heping District, Tianjin
Post code: 300042
Legal representative: Wei Hong
Telephone: 022-23315222
Fax: 022-23193965

In compliance with all relevant provisions of the Law on Contract and the Law on Commercial Banks of the People’s Republic of China, Party A and Party B, on the principle of honest and equality, have agreed to enter into this Contract, which is binding on both of them.

Chapter I  Amount of Credit Line and Classification
Article 1 Party A is entitled, within the term of the credit line provided in this Contract, to apply to Party B for using a maximum amount of credit line of RMB EIGHTY MILLION ONLY.
The credit line provided in this Contract shall be used by Party A exclusively.
Article 2  The maximum credit line provided in this Contract may be used for:
●	Opening of letter of credit (L/C); and
●	Documentary credit for import business.
Chapter II  Term of the Credit Line
Article 3 The maximum amount of credit line provided in Article 1 of this Contract shall remain effective for a period of one year, from April 29, 2011 until April 29, 2012.
Article 4  Party B is entitled to review the use of the credit line under this Contract from time to time. Should any of the circumstances specified in Chapter VII of this Contract occur, Party B shall be entitled to make adjustment to the term of the credit line.
Chapter III  Guarantee
Article 5 For the purpose that debt arise from this Contract can be indemnified, the document specified below shall be incorporated into this Contract:
●
the Maximum Guarantee Contract entered into by and between Tianjin Yingshijie International Logistics Co., Ltd, Tianjin Binhai International Auto Mall Co., Ltd and Party B, coded respectively as Gong Gao Bao Zi 99212011294487 and Gong Gao Bao Zi 99212011294486; and

●	the Maximum Individual Guarantee Contract entered into by and between Cheng Weihong, Tong Shiping and Party B, coded respectively as Ge Gao Bao Zi 99212011294485 and Ge Gao Bao Zi 99212011294482.

Article 6 For any particular credit business under this Contract, Party B is entitled to require Party A to provide guarantee other than those specified in Article 5 above.

Chapter IV  Use of the Credit Line

Article 7  Within the term and the maximum amount of the credit line provided in this Contract, Party A may choose to use it in one or more than one batches. Once Party B reviews Party A’s request and considers it in compliance with this Contract, it shall enter into a particular contract or agreement (hereafter the “Particular Business Contract”) for each credit line business.

Article 8  At any time within the term of the Credit Line, the accumulated balance of the amount used by Party A (the accumulated amounts in use, not paid back) shall not exceed the maximum amount of the Credit Line. Within the Term, Party A may re-apply to use the amount paid back; and the unused amount shall become invalid when the Term expires.

Within the Term, should Party A fail to perform its obligations stated in this Contract or any Particular Business Contract, Party B is entitled to cease the use of remained amount of the Credit Line by Party A.

Article 9  Party A must make its application for use of the Credit Line within the Term Agreed in Article 3 of this Contract, which means the date starting to use the particular amount under the Credit Line shall not be late than the expiry date of the Term. In case that the Term is adjusted, the expiry date of the Term shall be new date after such adjustment.

Article 10  Once this Contract is made effective, Party A must satisfy the following conditions while applying for use of amount under this Contract, otherwise Party B is entitled to reject Party A’s application:

10.1 Party A provides to Party B (on its request) with the following document, including but not limited to: business license in good standing, organization code, tax registration, corporate charter in effectiveness, original and photo copy of identification document of legal representative;

10.2 Related guarantee required under this Contract in exist and effectiveness;

10.3 Party A has not been and is not involved in any contractual breach, or involved in contractual breach but is capable to proof a settlement satisfactory to Party B, or forgiven by Party B;

10.4 All commitments made by Party A in Chapter V of this Contract remain good standing until credit loan is granted;

10.5 By the time of applying for credit loan, Party A’s financial conditions are basically the same as those when this Contract is entered into without any material negative change.

Article 11  The expenses for document, letter of guarantee and trade financing chargeable by Party B, and the documentary discount rate, interest rate and exchange rate for documentary credit under this Contract shall be defined by both parties for each particular business contract.

Article 12  For the variance between the particular business contract entered into by the parties and this Contract, the former shall prevail.

Chapter V  Commitment of Party A

Article 13  Party A’s use of the Credit Line shall comply with all related laws, provisions of this Contract and those of particular business contract; Party B is entitled to review performance of particular business contract at any time.

Article 14 During the period that the Credit Line is used (from the date when this Contract is entered into until the date when all debts to Party B are cleared), Party A shall, on request of and to Party B, provide its true financial reports, all the numbers of its deposit banks and balance of its savings and loans.

Article 15 Should Party A offers guarantee for debt of others, is shall inform Party B in advance, and such offer shall not impact performance of particular business contract it has entered into with Party B.

Article 16 During the period that all or any portion of the Credit Line is used, Party A shall inform Party B 30 days prior to any of the following circumstances occurs: reorganizing asset by merging, acquisition, taking over and disjunction; modifying management power by contracting or leasing; modifying organization or operation mode; or disposing of important assets by selling or transferring, or modifying its share rights or making importing investment. Before any of such circumstances occurs, Party A shall settle debts to Party B earlier on request of Party B or specify the consequent settlement responsibilities.

Article 17  Party A shall immediately inform Party B in writing of any event that may constitute a threat to its routine operation, or to the repayment capability under this Contract (including but not limited to those specified in 10.3 of this Contract above).

Article 18  Should there be any change to the address of Party A’s legal representative, address of its office, increase or decrease of registered capital, or personnel change to the legal representative or other officers, Party A shall inform Party B of such change within 7 days;

Article 19  Party A shall promptly pay the capital and relevant expenses for particular business occurred under this Contract.

Article 20  For the documentary credit and opening L/C business under this Contract, Party A hereby guarantees to comply with the latest version of UCP600, ICC Uniform Rules for Collections and other international practices without harm and damage to credibility and benefit of Party B arising from commercial dispute.

Chapter VI  Commitment of Party B

Article 21  In case that Party A’s application for using amount under the Credit Line is in compliance with requirements stated in this Contract, Party B shall approve such application and enter into particular business contract.

Article 22  Apart from the circumstance stated in Chapter VII of this Contract, Party B shall not make adjustment to the Term and the maximum amount of the Credit Line unbeneficial to Party A.

Chapter VII  Adjustment to Credit Line and Accelerated Expiration

Article 23 During performance of this Contract, in case of any of the circumstances set forth below, Party B is entitled to adjust or cancel the amount of the Credit Line, and demand earlier payment of all debts withdrawn by Party A under this Contract:

23.1 Party A’s operation is deteriorating or is already in operational difficulty;

23.2 significant change occurs to the market in which Party A is operating;

23.3 material adjustment in relevant state policies;

23.4 breach by Party A of contract or agreement or unilateral commitment or guarantee to which Party A is a party, breach conduct by Party A to other debt, or Party A’s other debt has been or may be declared accelerated expiration;

23.5 the bonding capacity of guarantor under this Contract is apparently insufficient, or the guarantor is in breach of its guarantee contract, or any obligation set by any commitment made by the guarantor or mortgage provided under this Contract damaged or value apparently lessened, and Party A fails to provide new guarantee on request of Party B;

23.6 during the term of this Contract, Party A or its conducts expressly demonstrate that it fails or will not perform its obligation under this Contract or any particular business contract or other commitment made by Party A;

23.7 Party A provide to Party B with false important-fact-hidden balance sheet, income statement or other important information; or Party A refuse surveillance by Party b over its use of the credit line, its operation, production and financial conducts;

23.8 Party A transfers its assets, withdraws capital, welsh of its debts or other behavior that may harm Party B’s benefits;

23.9 significant change occurs to Party A’s financial condition, or Party A is involved in proceeding, arbitration, administrative penalty that may negatively impact its performance of this Contract.

23.10 other circumstance that may result in Party A’s loss or possible loss of performance capability;

23.11 Party A breaks any commitments made in Chapter V of this Contract, or fails to perform any obligation under this Contract or particular business contract.

Chapter VIII  Effectiveness of the Contract

Article 24 This Contract shall take effectiveness with signatures of the legal representatives or its authorized person and the official seals of both parties.

Chapter XI  Settlement of Dispute

Article 25 All disputes arise from and related to the Contract and/or particular business contract shall be governed by court at the place where Party B is located, excluding those particular business contract in which jurisdiction is expressly specified.

Chapter X  Miscellaneous

Article 26 Each particular business contract entered by and between the two parties based on this Contract shall constitute an integrated portion of this Contract.

Article 27 This Contract is made in three copies, each of the equivalent validity and respectively held by Party A, Party B and the Guarantor.

Article 28 Before this Contract is entered into, Party B has made to Party A a detailed illustration and interpretation of all the provisions therein, leaving no question to any of such provisions; in addition, Party A and B have obtained precise understanding about their rights and obligations herein, as well as limit of their responsibilities and waiver clauses.

Article 29  Others

Article 30  The credit line granted to Party A and/or its subsidiaries as per Integrated Contract of Credit Line already made between the parties or other contract(s) (the “Previous Credit Line Contract”) before this Contract may continue their performance as per such previous credit line contract and relevant particular business contract, however the balance not settled under such previous credit line contract shall be transferred to the maximum amount provided in Article 1 of this Contract.

This Contract is made be Party A and Party B in Tianjin.
Party A: Tianjin Seashore New District Shisheng Business Trading Group Co., Ltd
Legal representative (authorized): Cheng Weihong
Date: 29 April, 2011

Party B: Tianjin Branch of China Minsheng Banking Corp.
Legal representative (authorized):
Date: 29 April, 2011